Exhibit 4.15

IFC INVESTMENT NUMBER 39358
IIC LOAN NUMBER 12063-02
IDB LOAN NUMBER 3931C/OC-AR
C2F LOAN NUMBER 3931/CA-AR

Guarantee and Sponsor Support Agreement

among

CP ACHIRAS S.A.U.,
as Borrower

CP RENOVABLES S.A.,
as Sponsor and Shareholder

CENTRAL PUERTO S.A.,
as Sponsor Guarantor and Shareholder

INTER-AMERICAN INVESTMENT CORPORATION,

INTER-AMERICAN INVESTMENT CORPORATION, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK,

INTER-AMERICAN INVESTMENT CORPORATION, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS,

INTERNATIONAL FINANCE CORPORATION,

as Senior Lenders

and

CITIBANK, N.A.
as Offshore Collateral Agent

Dated as of February 22, 2018

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TABLE OF CONTENTS

Section 5.	Assignment and Grant of Security Interest by the Sponsor Parties	25
Section 6.	Share Retention Obligations	26
6.01	Share Retention Undertaking	26
6.02	Restrictions on Share Transfer Recordation - Notice of Transfers	28
6.03	Notification of Transfer Restrictions and Exercise of Rights	28
Section 7.	Shareholders Agreement	28
Section 8.	Covenants	29
8.01	Corporate Existence	29
8.02	Compliance with Laws; Taxes	29
8.03	Authorizations	29
8.04	Accounting and Financial Management	29
8.05	Security; Further Assurances	29
8.06	Financial Ratios	30
8.07	Consolidated PP&E	30
8.08	Financial Statements	30
8.09	Listing	31
8.1	PPA Performance Bond	31
8.11	Land Rights	31
8.12	Bankruptcy; Insolvency; Winding Up	31
8.13	Sanctionable Practices	31
8.14	UN Security Council Resolutions	31
8.15	Prohibited Activities	31
Section 9.	Representations and Warranties	31
9.01	Organization and Authority	32
9.02	Validity	32
9.03	No Conflict	32
9.04	Status of Authorizations	32
9.05	No Immunity	32
9.06	Disclosure	32
9.07	Financial Statements	32
9.08	Taxes	33
9.09	Litigation	33
9.1	Share Capital	33
9.11	Sanctionable Practices	34
9.12	UN Security Council Resolutions	34
Section 10.	Secured Parties and Offshore Collateral Agent Reliance	34
Section 11.	Rights and Remedies not Limited	34
Section 12.	Miscellaneous	34
12.01	Remedies and Waivers	34
12.02	Notices	35
12.03	English Language	35

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TABLE OF CONTENTS

12.04	Fees and Expenses	35
12.05	Amendments, Waivers and Consents	36
12.06	Successors and Assigns	36
12.07	Counterparts	36
12.08	Severability	36
12.09	Headings	36
12.1	Applicable Law and Jurisdiction	36
12.11	No Third Party Beneficiaries	39
12.12	Reinstatement	39
12.13	Offshore Collateral Agent	39

Exhibit A	Form of Accession Agreement
Exhibit B	Form of PPA Delay Penalties Coverage Notice/VAT Facility Coverage Notice/Project Document Liabilities Coverage Notice/Serial Defect Coverage Notice

-iii-

THIS GUARANTEE AND SPONSOR SUPPORT AGREEMENT, dated as of February 22, 2018 (this “Agreement”), among:

(1)
CP ACHIRAS S.A.U., a sociedad anónima unipersonal organized and existing under the laws of the Republic of Argentina (the “Borrower”);

(2)
CP RENOVABLES S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Sponsor”);

(3)
CENTRAL PUERTO S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Sponsor Guarantor”);

(4)
INTER-AMERICAN INVESTMENT CORPORATION, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries, in its capacity as lender of the IIC Loans (“IIC”);

(5)
IIC, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Agreement Establishing the Inter-American Development Bank among its member countries, in its capacity as lender of the IDB Loan (“IDB”);

(6)
IIC, as agent acting on behalf of IDB, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS (“C2F” and, together with IIC and IDB, the “IDB Group Lenders”);

(7)
INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”, and together with the IDB Group Lenders, the “Senior Lenders”); and

(8)
CITIBANK N.A., a national banking association organized and existing under the laws of the United States of America (the “Offshore Collateral Agent”).

RECITALS:

The Borrower is undertaking the development of the Project;

In order to finance the Project and certain other costs and expenditures associated with the development of the Project, the Borrower, the Senior Lenders, and certain other Persons party thereto from time to time have, contemporaneously herewith, entered into the Common Terms Agreement dated as of the date hereof and the Senior Loan Agreements dated as of the date hereof;

In consideration of the Senior Lenders entering into the Common Terms Agreement and the Senior Loan Agreements, (i) the Sponsor Parties have agreed to provide base equity funding and contingent equity funding, each as set forth in and subject to the terms and conditions of this Agreement; and (ii) the Sponsor Guarantor has agreed to guarantee the obligations of the Borrower under the Financing Documents and certain obligations of the Sponsor hereunder in each case as set forth in and subject to the terms and conditions of this Agreement; and

It is a condition precedent to the making of the Senior Loans that this Agreement shall have been executed and delivered by the parties hereto.

In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions and Interpretation.

1.01 Definitions. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01 (Definitions) of the Common Terms Agreement. In the case of any conflict between the terms of this Agreement and the terms of the Common Terms Agreement, the terms of the Common Terms Agreement shall control as between or among the parties thereto. For purposes of this Agreement, the following terms shall have the following meanings:

“Acceleration Event” means any Senior Loan having been accelerated pursuant to Section 6.01 (Acceleration after Default) or Section 6.03 (Bankruptcy) of the Common Terms Agreement;

“Accession Agreement” means an accession agreement substantially in the form of Exhibit A attached hereto entered into from time to time in accordance with Section 6.01 (Share Retention Undertaking);

“Adjusted Consolidated EBITDA” means, for any period, Operating Consolidated EBITDA, increased by principal and interest payments received during such period in cash by the Sponsor Guarantor and its Subsidiaries from CAMMESA in respect of LVFVD;

“Available Funding” means, as of any date, an amount equal to the aggregate of (i) to the extent no Event of Default or Potential Event of Default has occurred and is then continuing, the amount of unutilized Commitments as of such date that are not required, as confirmed by the Independent Engineer, to be applied to pay for costs relating to the Project (other than PPA Delay Penalties); (ii) the amount of pending Required Base Equity Contributions as of such date that are not required, as confirmed by the Independent Engineer, to be applied to pay for costs relating to the Project (other than PPA Delay Penalties); (iii) the funds on deposit in the Offshore Construction Account as of such date that are not required, as confirmed by the Independent Engineer, to be applied to pay for costs relating to the Project (other than PPA Delay Penalties); (iv) the funds on deposit in the Onshore Revenue Account as of such date that are not required, as confirmed by the Independent Engineer, to be applied to pay for costs relating to the Project (other than PPA Delay Penalties); and (v) the funds on deposit in the Restricted Payment Account as of such date;

“Base Equity Contributions” means any Equity Contribution provided, or to be provided, by the Sponsor to the Borrower pursuant to Section 2.01(b) (Base Equity Contributions); provided that, the Initial Base Equity Contributions shall constitute Base Equity Contributions for all purposes under the Financing Documents;

“Borrower” has the meaning set forth in the preamble hereof;

“Collection Account” has the meaning assigned to it in the Offshore Accounts Agreement;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement) the method referred to in Section 1.03 (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Sponsor Guarantor are all the Subsidiaries;

“Consolidated Interest Expense” means, for any period, the Consolidated interest expense of the Sponsor Guarantor and its Subsidiaries in respect of Financial Debt, plus, to the extent not included in such Consolidated interest expense, and to the extent incurred, accrued or payable by the Sponsor Guarantor or its Subsidiaries in respect of Financial Debt, without duplication:

(i)           interest expense attributable to capital lease or sale and leaseback transactions;

(ii)          amortization of debt discount and debt issuance costs;

(iii)         capitalized interest;

(iv)         non-cash interest expense;

(v)        commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(vi)          net cash costs associated with hedging agreements related to Financial Debt; and

(vii)         any of the above expenses with respect to Financial Debt of another Person guaranteed by the Sponsor Guarantor or any of its Subsidiaries, as determined on a Consolidated Basis and in accordance with the Sponsor Guarantor Accounting Standards;

“Consolidated Net Income” means, for any period, the net income (or loss) of the Sponsor Guarantor and its Subsidiaries for such period determined on a Consolidated Basis in conformity with the Sponsor Guarantor Accounting Standards; provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(i)          the net income of any Person that is not the Sponsor Guarantor or a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash to the Sponsor Guarantor or any of its Subsidiaries by such Person during such period;

(ii)          any net after-tax gains or losses attributable to asset sales;

(iii)         any income (but no loss) from the early extinguishment of Financial Debt or early termination of hedging agreements;

(iv)          any net after-tax extraordinary gains or losses; and

(v)           the cumulative effect of a change in accounting principles;

“Consolidated PP&E” means, in respect of the Sponsor Guarantor, (i) as of the date hereof, its and its Subsidiaries’ total plant, property and equipment assets; and (ii) at any time after the date hereof, the sum of (A) its and its Subsidiaries’ total plant, property and equipment assets as of such time; and (B) the total depreciation expense of such assets since the signing date until such time, in each case as determined on a Consolidated Basis in accordance with Sponsor Guarantor Accounting Standards, as set forth in the financial statements of the Sponsor Guarantor to be delivered pursuant to Section 8.08 (Financial Statements);

“Control” means, with respect to any Person, having the power to direct the management or policies of such Person, directly or indirectly, whether through the direct or indirect ownership of shares or other securities, by contract or otherwise; and “Controlling” and “Controlled” have corresponding meanings;

“Equity Contributions” means contributions made to the Borrower in the form of either (i) subscriptions and payments in cash for Share Capital of the Borrower; (ii) non-interest bearing irrevocable shareholders’ advances (aportes irrevocables a cuenta de futuras suscripciones de acciones); (iii) Sponsor Party Subordinated Loans; or (iv) with respect to Initial Base Equity Contributions only, property contributed in-kind (aportes en especie);

“Financial Debt” means with respect to any Person:

(i)           any indebtedness of such Person for borrowed money;

(ii)         the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)         any indebtedness of such Person for the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within 180 days of the date they are incurred and which are not overdue);

(iv)         non-contingent obligations of such Person to reimburse any other person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(v)           the amount of any obligation of such Person in respect of any Financial Lease;

(vi)          amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the Accounting Standards;

(vii)       the amount of the obligations of such Person under Derivative Transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such person after marking the relevant Derivative Transactions to market);

(viii)         all indebtedness of the types described in the foregoing items secured by a lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)         all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)           any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)           the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other Person (and with respect to any Subsidiary, only to the extent such amount is not already covered by any of the foregoing items);

(xii)           any premium payable by such person on a mandatory redemption or replacement of any of the foregoing items; and

(xiii)         if the Regulatory Debt Ratio exceeds 1.0:1.0, Regulatory Debt in an amount equal to the Regulatory Debt Ratio Excess;

“Guarantee” means the guarantee given pursuant to Section 4 (The Guarantee) of this Agreement;

“Guaranteed Obligations” means all debts and monetary liabilities of the Borrower to the Secured Parties under or in relation to the Common Terms Agreement, the Senior Loan Agreements, the Notes and any other Financing Document and in any capacity irrespective of whether the debts or liabilities are: (i) now existing or hereafter arising; (ii) actual or contingent; (iii) at any time ascertained or unascertained; (iv) direct or indirect; (v) joint or several or whether the Secured Parties’ corresponding rights are joint or several; (vi) secured or unsecured; (vii) owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account; (viii) owed based on contract, tort, operation of law or otherwise; or (ix) comprised of any combination of the above; including all extensions, renewals, replacements and modifications of any of the foregoing;

“Initial Base Equity Contribution” has the meaning set forth in Section 2.01(a) (Base Equity Contributions);

“Interest Coverage Ratio” means:

(i)           the aggregate amount of Adjusted Consolidated EBITDA of the Sponsor Guarantor for the four (4) financial quarters immediately prior to the determination date for which internal financial statements are available;

to

(ii) the aggregate Consolidated Interest Expense of the Sponsor Guarantor during such reference period;

“Leverage Ratio” means:

(i)           the aggregate amount of Consolidated Financial Debt of the Sponsor Guarantor as of the last day of the financial quarter immediately prior to the determination date for which financial statements are available;

to

(ii)           the aggregate amount of Adjusted Consolidated EBITDA of the Sponsor Guarantor for the four (4) financial quarters immediately prior to the determination date for which internal financial statements are available;

“LVFD” means receivables generated prior to January 31, 2017, with due dates to be determined (liquidaciones de venta con fecha de vencimiento a definir) under Resolution 406, Resolution 95 or any similar or successor regulation, payable by CAMMESA to the Sponsor Guarantor;

“New Shareholder” means a Person who has or acquires Share Capital in the Borrower after the date of this Agreement, in accordance with the terms hereof, and has acceded to the terms of this Agreement as a Shareholder by executing and delivering an Accession Agreement;

“Offshore Collateral Agent” has the meaning set forth in the preamble hereof;

“Onshore Revenue Account” has the meaning assigned to it in the Offshore Accounts Agreement;

“Operating Consolidated EBITDA” means, for any period, Consolidated Net Income:

(i)           increased (without duplication) by the following items to the extent deducted in calculating Consolidated Net Income: (A) Consolidated Interest Expense, plus (B) Consolidated income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to asset sales or extraordinary gains or losses, plus (C) Consolidated depreciation and amortization expenses, plus (D) other non-cash charges (not including non-cash charges in a period which reflect cash expenses (x) paid in a prior period or (y) to be paid in the following twelve-month period); and

(ii)           decreased (without duplication) by non-cash items increasing such Consolidated Net Income;

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001);

“Permitted Transfer” has the meaning set forth in Section 6.01(c) (Share Retention Undertaking);

“PPA Delay Penalties” means all obligations of the Borrower to pay the penalties set forth in Section 13.2(a) of the PPA;

“PPA Delay Penalties Coverage Notice” means a notice from the Sponsor Guarantor to the Senior Lenders, with a copy to the Borrower, substantially in the form of Exhibit B attached hereto;

“Prohibited Transfer” means any Transfer is not a Permitted Transfer;

“Project Document Liabilities” means any outstanding claims against the Borrower or amounts due and payable by the Borrower under any Project Document (other than accrued PPA Delay Penalties);

“Project Document Liabilities Coverage Notice” means a notice from the Sponsor Guarantor to the Senior Lenders, with a copy to the Borrower, substantially in the form of Exhibit B attached hereto;

“Regulatory Debt” means any liabilities of the Sponsor Guarantor owed to CAMMESA as a result of the financing of capital expenditures of the Sponsor Guarantor (including expenses relating to the maintenance or expansion of power, plant and equipment) by CAMMESA or any other governmental authority with jurisdiction or regulatory powers over the energy market in Argentina, including, without limitation, the Secretar’a de Energ’a of Argentina and/or the Ente Nacional Regulador de Electricidad (ENRE) (or any successor thereto), whether secured or unsecured;

“Regulatory Debt Ratio” means, as of any time (a) the aggregate outstanding principal amount of Regulatory Debt as of such time divided by (b) the aggregate amount of LVFVD held by the Sponsor Guarantor and any of its Subsidiaries that may be used to cancel Regulatory Debt;

“Regulatory Debt Ratio Excess” means, at any time the Regulatory Debt Ratio is determined, the amount by which (a) the aggregate outstanding principal amount of Regulatory Debt as of such time exceeds (b) the aggregate amount of LVFVD held by the Sponsor Guarantor and any of its Subsidiaries that may be used to cancel Regulatory Debt;

“Release Date” means the date on which all Commitments have expired or been terminated and all Guaranteed Obligations have been paid in full in cash;

“Required Base Equity Contributions” means, as of any date of determination, the amount, if a positive number, equal to:

(i)           $ 22,508,359.71;

less

(ii)           the aggregate (and without duplication) of (a) the Initial Base Equity Contributions and (b) the total amount of all Base Equity Contributions (other than the Initial Base Equity Contributions) made by the Sponsor or the Sponsor Guarantor as of such date pursuant to Section 2.01(b) (Base Equity Contributions);

“Restricted Party” means any Person: who (i) is listed on any Sanctions Lists; (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) is directly or indirectly owned or Controlled by, or acting on behalf of, a Person referred to in paragraphs (i) or (ii);

“Sanctions” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States of America; (ii) the United Nations; (iii) the European Union; or (iv) the United Kingdom of Great Britain and Northern Ireland; and (v) with regard to paragraphs (i) to (iv) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the United States Department of Treasury, the United States Department of State, and Her Majesty’s Treasury;

“Secured Party Indebtedness” means all amounts payable to the Secured Parties under the Common Terms Agreement, the Senior Loan Agreements, any Note or any other Financing Document;

“Security Proceeds” means all monies due and to become due to the Offshore Collateral Agent for the benefit of the Secured Parties from the Sponsor Party Security and shall include (i) all accounts, contract rights, all rights and benefits whatsoever accruing to it under the Sponsor Party Security; (ii) all payments made or payable to any Sponsor Party in connection with any requisition, confiscation, condemnation, seizure, taking or forfeiture of all or any part of the Security by any Authority; (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Sponsor Party Security; and (iv) all “proceeds” (as defined in the UCC) of the Security;

“Serial Defect Liabilities” means all costs payable by the Borrower for the repair of a Serial Defect to the extent not covered by the warranties and standby letters of credit required under the relevant Project Documents;

“Serial Defect Liabilities Coverage Notice” means a notice from the Sponsor Guarantor to the Senior Lenders, with a copy to the Borrower, substantially in the form of Exhibit B attached hereto;

“Shareholders” means, collectively, (i) the Sponsor; (ii) the Sponsor Guarantor; and (iii) each New Shareholder;

“Shareholders Agreement” means any shareholder agreement or similar instrument or arrangement relating to the administration or governance of the Borrower (other than its by-laws) (i) to which the Borrower is a party; (ii) which is otherwise binding on the Borrower; or (iii) which would be binding on the Borrower or any Secured Party upon foreclosure on the Borrower Share Pledge Agreement;

“Sponsor” has the meaning set forth in the preamble hereof;

“Sponsor Guarantor” has the meaning set forth in the preamble hereof;

“Sponsor Guarantor Accounting Standards” means the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Sponsor Party” means, collectively, the Sponsor, the Sponsor Guarantor and any Person who, following a Permitted Transfer, becomes a direct or indirect owner of Share Capital of the Borrower and accedes to this Agreement by executing an Accession Agreement;

“Sponsor Party Security” has the meaning set forth in Section 5 (Assignment and Grant of Security Interest by the Sponsor Parties);

“Sponsor Party Subordinated Debt” means all present and future payment obligations, liabilities or other Financial Debt (including, without limitation, with respect to principal, interest, fees and any other amounts) owed to any of the Sponsor Parties and any and all rights (including, without limitation, any rights of subrogation) of the Sponsor Parties to payment from the Borrower for any obligations, liabilities or Financial Indebtedness arising under any Sponsor Party Subordinated Loan, applicable law or otherwise (including interest thereon accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any insolvency proceedings with respect to the Borrower);

“Sponsor Party Subordinated Loan” means any loan made by any Sponsor Party to the Borrower by way of an unsecured loan that is fully subordinated to the Senior Loans pursuant to this Agreement (if governed by the laws of the State of New York) or the Onshore Trust Agreement (if governed by the laws of the Country);

“Subsidiary” means with respect to the Sponsor Guarantor, an Affiliate over 50% of whose capital is owned, directly or indirectly, by the Sponsor Guarantor;

“Termination Date” means the earlier of the Project Completion Date and the Release Date;

“Transfer” means, with respect to any Share Capital or any Sponsor Party Subordinated Loans, as the context may require, (i) a sale, assignment, transfer, disposition, Lien (other than the Borrower Share Pledge Agreement) or granting of an option, in each case, whether actual or contingent, of or over such Share Capital or Sponsor Party Subordinated Loan; or (ii) to sell, assign, transfer, pledge, grant an option over or otherwise dispose of, or encumber or permit any Lien (other than the Borrower Share Pledge Agreement) to exist over, such Share Capital or Sponsor Party Subordinated Loan;

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York;

“VAT Facility Liabilities” means all obligations or liabilities payable by the Borrower under or in respect of the Galicia VAT Loan Agreement; and

“VAT Facility Liabilities Coverage Notice” means a notice from the Sponsor Guarantor to the Senior Lenders, with a copy to the Borrower, substantially in the form of Exhibit B attached hereto.

1.02 Principles of Interpretation. The principles of interpretation set forth in Section 1.03 (Interpretation) of the Common Terms Agreement shall apply to, and are hereby incorporated by reference as if fully set forth in, this Agreement. In addition, any references herein to the “Offshore Collateral Agent” shall be deemed to be references to the Offshore Collateral Agent, in each case acting on behalf of, and for the benefit of, the Secured Parties, and upon the instructions of the Secured Parties in accordance with the Intercreditor and Security Sharing Agreement.

1.03 Financial Calculations.  If a financial calculation is to be made under or for the purposes of this Agreement or any other Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Sponsor Guarantor plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Sponsor Guarantor in accordance with the Accounting Standards or the Sponsor Guarantor Accounting Standards, as applicable.

Section 2. Equity Contributions and Support Obligations of the Sponsor Parties.

Section 3. Base Equity Contributions.

(a) Prior to the date hereof, the Sponsor has made, or caused to be made, Equity Contributions to the Borrower in an aggregate amount equal to twenty-one million Dollars ($21,000,000) (or its equivalent in any other currency) (the “Initial Base Equity Contributions”) as evidenced by bank statements demonstrating contributions in an aggregate amount of not less than sixteen million two hundred thousand Dollars ($16,200,000) (or its equivalent in any other currency) and a certificate from the Auditors confirming that Base Equity Contributions in an aggregate amount of not less than four million eight hundred thousand Dollars ($4,800,000) (or its equivalent in any other currency) have been made.

(b) Subject to Section 2.05 (a)(Termination of Support Obligations), the Sponsor undertakes to make, or cause to be made, Equity Contributions (in addition to the Initial Equity Contributions) in accordance with Section 2.03 (Mechanics for Funding Equity Contributions) in an aggregate amount equal to the Required Base Equity Contributions, which Equity Contributions shall be made prior to the delivery of each Disbursement Request, in an amount that is necessary to ensure that the Debt to Equity Ratio does not and shall not exceed, after giving effect to the Disbursement being requested pursuant to such Disbursement Request, 70:30.

(c) The total amount of funds to be provided by the Sponsor under this Section 2.01 shall not exceed the Required Base Equity Contributions.

3.01 Contingent Equity Contributions.

(a) PPA Delay Penalties. Subject to Section 2.05(b) (Termination of Support Obligations):

(i) if any PPA Delay Penalties have accrued under the PPA and the Offtaker has demanded payment thereof by issuing an invoice in accordance with Section 13.3 of the PPA, then, subject to clause (iv) below, (A) the Sponsor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, no later than five (5) Business Days prior to the date on which such payment shall become due and payable in accordance with the PPA, make Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date on which such PPA Delay Penalties shall become due and payable in accordance with the PPA; and (B) the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that, if the Sponsor fails to make such Equity Contributions to the Borrower by such date, it shall, on the Business Day immediately following such date, and in any event forthwith upon demand by the Borrower or any Senior Lender after such date, make such Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions);

(ii) if any PPA Delay Penalties have accrued under the PPA and the Offtaker has not demanded payment thereof by issuing an invoice in accordance with Section 13.3 of the PPA but has offset the amount thereof against payments owed to the Borrower pursuant to the PPA, then, subject to clause (iv) below (A) the Sponsor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, no later than three (3) Business Days from the date of such offset by the Offtaker, make Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date of such offset; and (B) the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that, if the Sponsor fails to make such Equity Contributions to the Borrower by such date, it shall, on the Business Day immediately following such date, and in any event forthwith upon demand by the Borrower or any Senior Lender after such date, make such Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions);

(iii) if any PPA Delay Penalties have accrued under the PPA, and the Offtaker has not demanded payment thereof by issuing an invoice in accordance with Section 13.3 of the PPA or offset the amount thereof against payments owed to the Borrower pursuant to the PPA then, subject to clause (iv) below, (A) the Sponsor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, no later than five (5) Business Days prior to the date on which such payment shall become due and payable in accordance with the PPA, make Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date on which such PPA Delay Penalties shall become due and payable in accordance with the PPA; and (B) the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that, if the Sponsor fails to make such Equity Contributions to the Borrower by such date, it shall, on the Business Day immediately following such date, and in any event forthwith upon demand by the Borrower or any Senior Lender after such date, make such Equity Contributions to the Borrower (in addition to the Base Equity Contributions) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions);

(iv) the obligation of the Sponsor and the Sponsor Guarantor to make Equity Contributions to the Borrower pursuant to clauses (a)(i), (a)(ii) and (a)(iii) of this Section 2.02 shall not exceed:

(A) at all times after the date of this Agreement and prior to the delivery by the Sponsor and the Sponsor Guarantor of a PPA Delay Penalties Coverage Notice, an amount calculated as follows:

$1,388 * 48 * 75
where:
$1,388 equals the daily penalty specified in Section 13.2(a) of the PPA;
48 equals the Contracted Capacity; and
75 equals the number of days falling after (and excluding) the Scheduled Commercial Operations Date during which the Sponsor Guarantor agrees to pay for PPA Delay Penalties; and

(B) on the date of the delivery by the Sponsor Guarantor of a PPA Delay Penalties Coverage Notice and at all times thereafter, an amount calculated as follows:

$1,388 * 48 * X
where:
$1,388 equals the daily penalty specified in Section 13.2(a) of the PPA;
48 equals the Contracted Capacity; and
X equals the number of days falling after (and excluding) the Scheduled Commercial Operations Date during which the Sponsor Guarantor agrees to pay for PPA Delay Penalties, as specified in such PPA Delay Penalties Coverage Notice (which in no case shall be less than 75 days after the Schedule Completion Operations Date);

(v) if, following the making of any Equity Contributions by any Sponsor Party pursuant to clauses (a)(i), (a)(ii) or (a)(iii) of this Section 2.02, the Borrower effectively receives any delay liquidated damages under any Construction Contract or any other payment in respect of delay, the Borrower shall be entitled to pay such Sponsor Party, after the Commercial Operations Date and so long as no Event of Default or Potential Event of Default has occurred and is continuing at the time of such payment, an amount equal to the lesser of (A) the net proceeds of such delay liquidated damages or any other compensation in respect of a delay and (B) the amount of the Equity Contributions made by such Sponsor Party pursuant to clauses (a)(i), (a)(ii) or (a)(iii) of this Section 2.02; and

(vi) the Borrower unconditionally and irrevocably covenants with the Senior Lenders that if at any time (A) any PPA Delay Penalties have accrued under the PPA and the Offtaker has demanded payment thereof by issuing an invoice in accordance with Section 13.3 of the PPA and the Available Funding is not sufficient to make such payment, then it shall, within five (5) Business Days of the receipt of such invoice from the Offtaker, deliver written notice to the Sponsor and the Sponsor Guarantor, with a copy to the Senior Lenders, so stating and requesting the making of Equity Contributions by the Sponsor in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date on which such PPA Delay Penalties shall become due and payable in accordance with the PPA; (B) any PPA Delay Penalties have accrued under the PPA and the Offtaker has not demanded payment thereof by issuing an invoice in accordance with Section 13.3 of the PPA but has offset the amount thereof against payments owed to the Borrower pursuant to the PPA, then it shall, within three (3) Business Days of such offset by the Offtaker, deliver written notice to the Sponsor and the Sponsor Guarantor, with a copy to the Senior Lenders, so stating and requesting the making of Equity Contributions by the Sponsor in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date of such offset; and (C) any PPA Delay Penalties have accrued under the PPA and the Available Funding is not sufficient to make such payment, then it shall within five (5) Business Days prior to the date on which such payment shall become due and payable in accordance with the PPA, deliver written notice to the Sponsor and the Sponsor Guarantor, with a copy to the Senior Lenders, so stating and requesting the making of Equity Contributions by the Sponsor in an amount equal to the difference between (x) the amount of such PPA Delay Penalties and (y) the Available Funding as of the date on which such PPA Delay Penalties shall become due and payable in accordance with the PPA.

(b) VAT Facility Liabilities. Subject to Section 2.05(c) (Termination of Support Obligations):

(i) if, as of any date, any VAT Facility Liabilities remain outstanding, the Sponsor Guarantor may, for purposes of satisfying the condition set forth in clause (xi) of the definition of Project Completion Date, issue a VAT Facility Liabilities Coverage Notice;

(ii) as of the date of delivery of the VAT Facility Liabilities Coverage Notice, and at all times thereafter, the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, within three (3) Business Days of receipt of a notice from the Borrower or any Senior Lender stating that payment of any VAT Liability is being demanded from the Borrower by the provider of the Galicia VAT Loan, make Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of this Agreement) in an amount equal to the VAT Facility Liabilities specified in such notice in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions); and

(iii) the Borrower unconditionally and irrevocably covenants with the Senior Lenders that, following delivery by the Sponsor Guarantor of a VAT Facility Liabilities Coverage Notice, if the provider of the Galicia VAT Loan has demanded payment from the Borrower of any VAT Liability, it shall immediately deliver written notice to the Sponsor Guarantor, with a copy to the Senior Lenders, so stating and certifying the amount of such VAT Facility Liabilities.

(c) Project Document Liabilities. Subject to Section 2.05 (d)(Termination of Support Obligations):

(i) if, as of any date, any Project Document Liabilities remain outstanding, the Sponsor Guarantor may, for purposes of satisfying the condition set forth in clause (xiii) of the definition of Project Completion Date, issue a Project Document Liabilities Coverage Notice;

(ii) as of the date of delivery of the Project Document Liabilities Coverage Notice, and at all times thereafter, the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, no later than five (5) Business Days prior to the date any Project Document Liability is due and payable (as notified by the Borrower or any Senior Lender), make Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of this Agreement) in an amount equal to the Project Liabilities specified in such notice in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions); and

(iii) the Borrower unconditionally and irrevocably covenants with the Senior Lenders that, following delivery by the Sponsor Guarantor of a Project Document Liabilities Coverage Notice, if any counterparty to any Project Document has demanded payment from the Borrower of any Project Document Liability, it shall immediately deliver written notice to the Sponsor Guarantor, with a copy to the Senior Lenders, so stating and certifying the amount of such Project Document Liabilities.

(d) Serial Defects Liabilities. Subject to Section 2.05 (e)(Termination of Support Obligations):

(i) if, as of any date, any Serial Defect Liabilities remain outstanding, the Sponsor Guarantor may, for purposes of satisfying the condition set forth in clause (ix) of the definition of Project Completion Date, issue a Serial Defect Liabilities Coverage Notice;

(ii) as of the date of delivery of the Serial Defect Liabilities Coverage Notice, and at all times thereafter, the Sponsor Guarantor unconditionally and irrevocably covenants with the Borrower and the Senior Lenders that it shall, no later than five (5) Business Days prior to the date any Serial Defect Liability is due and payable, as notified by the Borrower or any Senior Lender, make Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of this Agreement) in an amount equal to the Serial Defect Liabilities specified in such notice in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions); and

(iii) the Borrower unconditionally and irrevocably covenants with the Senior Lenders that, following delivery by the Sponsor Guarantor of a Serial Defect Liabilities Coverage Notice, it shall upon receiving an invoice from the relevant party that is not covered by the relevant warranty or standby letter of credit under the relevant Project Document, immediately deliver written notice to the Sponsor Guarantor, with a copy to the Senior Lenders, stating and certifying the amount of such Serial Defect Document Liabilities.

3.02 Mechanics for Funding Equity Contributions. All Equity Contributions to be made pursuant to Sections 2.01(b), 2.01(c), 2.02(a), 2.02(b), 2.02(c) and 2.02(d) shall be made by deposit of immediately available funds into the Onshore Revenue Account, the Offshore Construction Account or such other account as the Senior Lenders shall from time to time designate in writing.

3.03 No Obligation. The parties hereto acknowledge the Senior Lenders shall not have any obligation to make any calls for any Equity Contribution in accordance with this Section 2 and that Senior Lenders shall not be liable to any party for not calling any funds or not calling sufficient funds under this Section 2.

3.04 Termination of Support Obligations. The obligations of the Sponsor and Sponsor Guarantor, as applicable, to make Equity Contributions to the Borrower pursuant to this Section 2 shall terminate:

(a) in the case of Section 2.01 (Base Equity Contributions), on the earlier of (i) the date on which the Required Base Equity Contributions have been made in full; and (ii) the Termination Date;

(b) in the case of Section 2.02(a) (PPA Delay Penalties), on the earlier of (i) the date on which the Senior Lenders have received evidence, in form and substance satisfactory to them, that the PPA Delay Penalties (if any) have been paid in full in cash or immediately available funds; and (ii) the Release Date;

(c) in the case of Section 2.02(b) (VAT Facility Liabilities), on the earlier of (i) the date, falling after the Project Completion Date, on which the Senior Lenders have received evidence, in form and substance satisfactory to them, that the Galicia VAT Loan has been repaid in full in cash or immediately available funds and that the Borrower is no longer entitled to request disbursements under the Galicia VAT Loan Agreement; and (ii) the Release Date;

(d) in the case of Section 2.02(c) (Project Document Liabilities), on the earlier of (i) the date, falling after the Project Completion Date, on which the Senior Lenders have received evidence, in form and substance satisfactory to them, that all pending claims and amounts due under all Project Documents have been paid in full in cash or immediately available funds; and (ii) the Release Date; and

(e) in the case of Section 2.02(d) (Serial Defect Liabilities), on the earlier of (i) the date, falling after the Project Completion Date, on which the Senior Lenders have received evidence, in form and substance satisfactory to them, that all amounts owing in respect of the Serial Defect have been repaid in full in cash or immediately available funds; and (ii) the Release Date.

Section 4. Subordination and Deferment Provisions

4.01 Subordination. Notwithstanding any provision to the contrary contained in any of the agreements relating to any Sponsor Party Subordinated Debt, until the Release Date, all Sponsor Party Subordinated Debt shall be subordinated to the Secured Party Indebtedness as provided herein.

4.02 Written Instrument(s). All Sponsor Party Subordinated Debt shall be in the form of a Sponsor Party Subordinated Loan.

4.03 Interest. Interest on any Sponsor Party Subordinated Loan shall not exceed the maximum amount permitted under applicable law.

4.04 Payments other than in Bankruptcy. Until the Release Date, no payment of the principal of, interest on, or fees or any amounts with respect to any Sponsor Party Subordinated Debt shall be made at any time by the Borrower unless made in accordance with Section 5.02(a) (Limitations on Restricted Payments) of the Common Terms Agreement and the terms of the other Financing Documents.

4.05 Deferral. Payments of any amount in respect of any Sponsor Party Subordinated Debt not paid by reason of Section 3.04 (Payments other than in Bankruptcy) shall be deferred until such time as the same can be paid in accordance with the foregoing provisions of this Section 3. Any such deferral shall not constitute a default under such Sponsor Party Subordinated Debt.

4.06 No Acceleration. Until the Release Date, no Sponsor Party shall (and each Sponsor Party shall procure that none of its Affiliates, as applicable, shall) accelerate the repayment of any Sponsor Party Subordinated Debt without the prior written consent of the Secured Parties.

4.07 No Commencement of Any Proceeding. Until the Release Date, no Sponsor Party shall (and each Sponsor Party shall procure that none of its Affiliates shall, as applicable) claim, demand, require, commence any action or proceeding of any kind against the Borrower (including, without limitation, bringing an action, petition or proceeding against the Borrower under any bankruptcy or similar laws of any jurisdiction, and joining in any such action, petition or proceeding) whether by the exercise of the right of set-off, counterclaim or of any similar right or otherwise howsoever, to obtain or with a view to obtaining any payment or reduction of or in respect of any Sponsor Party Subordinated Debt; provided, however, that if any Secured Party files a claim against the Borrower for payment, each Sponsor Party (or any one or more of its Affiliates, as applicable) shall have the right to file a claim against the Borrower if and to the extent the filing of such claim is necessary to preserve its rights to receive payments under any Sponsor Party Subordinated Debt; provided further that any such claim and right to receive any such payment under any Sponsor Party Subordinated Debt shall, in all cases, be subordinated in all respects to the right of the Secured Parties to receive payment in full of the Secured Party Indebtedness as set forth in this Agreement.

4.08 No Set-Off. No Sponsor Party shall set-off, counterclaim or otherwise reduce any payment obligation of the Sponsor Party to the Borrower against any payment which is required to be deferred under the provisions of this Section 3 until the Release Date has occurred.

4.09 Subordination in Bankruptcy. Upon any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors of the Borrower:

(a) the Release Date shall have occurred before any amount on account of any Sponsor Subordinated Debt is paid; and

(b) until the Release Date, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which any Sponsor Party would be entitled in respect of any Sponsor Subordinated Debt except for the provisions of this Section 3, shall instead be paid by the liquidator or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Secured Parties. The Secured Parties shall be entitled to receive and collect on behalf of each Sponsor Party any and all such payments and distributions and give acquittance therefor, and to file any claim, proof of claim or other similar instrument and take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in its own name or in the name of any Sponsor Party in respect of the Sponsor Subordinated Debt as the Secured Parties may deem necessary or advisable for the enforcement of this Section 3; provided that no provision of this clause (b) shall, or shall be construed to, impose any obligation on the Secured Parties to take or refrain from taking any action or pursue any claim on behalf of any Sponsor Party, and each Sponsor Party hereby waives any claim or cause of action it may otherwise have against the Secured Parties as a result of any action taken or not taken by the Secured Parties to enforce any and all claims in respect of any amount on account of any Sponsor Subordinated Debt.

4.10 Rights of Subrogation. No Sponsor Party shall, in respect of any payment or distribution made to the Secured Parties on account of any Sponsor Subordinated Debt, seek to enforce repayment, obtain the benefit of any Security or exercise any other rights or legal remedies of any kind which may accrue to any Sponsor Party against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, whether or not such rights or legal remedies arise in equity or under contract, statute or common law, in respect of such payment or distribution until the Release Date.

4.11 No Other Assignment. Except as contemplated by Section 5 (b) (Assignment and Grant of Security Interest by the Sponsor Parties) and to the extent consistent with Section 6 (Share Retention Obligations), no Sponsor Party shall, without the prior written consent of the Secured Parties, assign, transfer, encumber or otherwise dispose of all or part of its interest in any Sponsor Subordinated Debt to any Person.

4.12 Governing Law. The Sponsor Party Subordinated Loans may be governed by the laws of the Country or the State of New York.

4.13 Amounts Held in Trust. If, for any reason whatsoever, any Sponsor Party receives any payment or distribution contrary to the provisions of this Section 3 (Subordination and Deferment Provisions), then such Sponsor Party shall hold the same in trust for the Secured Parties, promptly notify the Secured Parties of the receipt of such payment or distribution and promptly pay the amount of such payment or distribution to the Secured Parties or, if the Secured Parties so elect, to any bank nominated by the Secured Parties, to hold for the account of the Secured Parties. Any amount so received by the Secured Parties may be applied by the Secured Parties towards the payment of any amount outstanding under any Financing Document, in such manner as directed by the Secured Parties.

Section 5. The Guarantee.

5.01 Guarantee.

(a) In addition to any other obligation of the Sponsor Guarantor hereunder, the Sponsor Guarantor, irrevocably, absolutely and unconditionally: (i) guarantees to the Secured Parties the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations; and (ii) undertakes with the Secured Parties that whenever the Borrower does not pay any amount of the Guaranteed Obligations when so due the Sponsor Guarantor will immediately and without need of further demand or notice (but in any event forthwith upon demand by any Secured Party), pay to the Secured Parties that amount in the currency prescribed in the relevant Financing Document, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

(b) The Guarantee is a continuing obligation of the Sponsor Guarantor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the Termination Date.

(c) The Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Sponsor Guarantor, which will survive the termination (other than in accordance with their terms) of the Common Terms Agreement, the Senior Loan Agreements and any other Transaction Document.

(d) The Sponsor Guarantor’s obligations under this Agreement can be discharged only by payment in cash or immediately available funds of the Guaranteed Obligations and then only to the extent of such payment.

(e) The Sponsor Guarantor hereby represents and warrants that Article 765 (Concepto) of the Argentine Civil and Commercial Code does not apply to the Common Terms Agreement, the Senior Loan Agreements or this Agreement. Accordingly, the Sponsor Guarantor is not entitled to, and otherwise shall be deemed to have irrevocably waived, any right to, discharge its payment obligations under this Guarantee, as the case may be, in Dollars by delivering the equivalent amount in the lawful currency of the Country. Without limiting the generality of this Section 4, the Sponsor Guarantor agrees that, notwithstanding any restriction or prohibition on access to the foreign exchange market in the Country, any and all payments of the Guaranteed Obligations shall be made in Dollars. In the event the Sponsor Guarantor is not legally or de facto allowed to access the foreign exchange market in the Country to acquire the necessary Dollars or remit those funds outside of the Country, the Sponsor Guarantor shall, at its own expense, use any other alternative available to it to obtain Dollars to make the required payment.

(f) Nothing in this Section 4 shall be construed to entitle the Sponsor Guarantor to refuse to make payments in Dollars as and when due for any reason whatsoever (other than full and final payment in Dollars in cash in immediately available funds of all amounts due under the Guaranteed Obligations), including, without limitation, any of the following:

(i) the purchase of Dollars in the Country by any means becomes more onerous or burdensome for the Sponsor Guarantor than as of the date of this Agreement; or

(ii) the exchange rate in force in the Country increases significantly from that in effect as of the date of this Agreement;

provided that, during any Inconvertibility Event, payments due hereunder may be made by the Sponsor Guarantor in accordance with Section 2.18(c) and (d) of the Common Terms Agreement mutatis mutandis.

5.02 No Set-off. All payments which the Sponsor Guarantor is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

5.03 Taxes.

(a) The Sponsor Guarantor shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of the Secured Parties) on or in connection with the payment of any and all amounts due under this Agreement, that are now or in the future levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

(b) All payments due under this Agreement shall be made without deduction for or on account of any such Taxes.

(c) If the Sponsor Guarantor is prevented by operation of law or otherwise from complying with clause (b) of this Section 4.03, the amount due under this Agreement shall be increased to such amount as may be necessary so that each of the Secured Parties receives the full amount it would have received (taking into account any Taxes payable on the amount payable by the Sponsor Guarantor under this clause) had those payments been made without deduction as set forth in clause (b) of this Section 4.03.

(d) If clause (c) of this Section 4.03 applies and any of the Secured Parties so requests, the Sponsor Guarantor shall deliver to such Secured Party, official tax receipts evidencing payment of such Taxes (or certified copies of them) within thirty (30) days of the date of that request.

5.04 Certificate Conclusive. A certificate of any of the Secured Parties stating:

(a) the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b) any amount due and payable by the Sponsor Guarantor under this Agreement;

when delivered will be conclusive in the absence of manifest error.

5.05 Application of Payments. Each Secured Party may apply any monies received by it or recovered under:

(a) any Security;

(b) any other document or agreement which is a security for any of the Guaranteed Obligations;

in such manner as it determines in its absolute discretion.

5.06 Allocation. If the Sponsor Guarantor at any time pays to any Secured Party an amount less than the full amount then due and payable to such Secured Party under this Agreement, such Secured Party may allocate and apply such payment in any way or manner and for such purpose or purposes as such Secured Party in its sole discretion determines, notwithstanding any instruction that any Sponsor Party or any other Person may give to the contrary.

5.07 Waiver of Defenses.

(a) The Sponsor Guarantor’s obligations under this Guarantee will not be affected or impaired by any act, omission, circumstance (other than complete payments of the Guaranteed Obligations in cash or immediately available funds), matter or thing which, but for this Section or any of the other provisions in this Section 4.07, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Sponsor Guarantor under any applicable law.

(b) The Sponsor Guarantor’s obligations under this Guarantee will not be affected or impaired by, and the Sponsor Guarantor hereby irrevocably and unconditionally waives the right to invoke any defense based on, the occurrence of the Change in Corporate Form.

(c) The Sponsor Guarantor hereby irrevocably and unconditionally waives the right to invoke any defense of payment impossibility (including any defense under Article 1091 of the Argentine Civil and Commercial Code) or subject to Section 4.01(f)(Guarantee) impossibility of paying in Dollars (assuming liability for any force majeure or act of God), frustration (including any defense under Article 1090 of the Argentine Civil and Commercial Code), principles of equity, sharing of efforts, abusive exercise of rights, including any defense under Article 10 of the Argentine Civil and Commercial Code), or similar defenses.

5.08 Waiver of Notices, Claims and Prior Action. The Sponsor Guarantor hereby waives to the fullest extent permitted by any applicable law:

(a) notice of acceptance of the Guarantee;

(b) notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c) notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d) notice of any other nature whatsoever to any Person (including the Sponsor Guarantor and any other guarantor) with respect to any of the Guaranteed Obligations;

(e) any requirement that any Secured Party take any action whatsoever against the Borrower, the Sponsor or any other Person (including the Sponsor Guarantor or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, Sponsor Guarantor or any other Person; and

(f) any claims based on any Secured Party’s failure to protect, perfect, preserve, or resort to the Security or any other collateral securing the Guaranteed Obligations.

5.09 Specific Waiver Regarding Achievement of Certain Milestones. Each Credit Party acknowledges and agrees that it shall not, and each Credit Party hereby waives to the fullest extent permitted by any applicable law any right or privilege it may have under applicable law to, invoke, institute or otherwise rely on any legal or equitable defense, action or procedure, including force majeure, state of necessity, excessive hardship, impracticability and impossibility, in respect of the failure by the Borrower to achieve the Commercial Operations Date by the Initial Commercial Operations Long-stop Date or the Extended Commercial Operations Long-stop Date, as applicable and/or the Project Completion Date by the Project Completion Long-stop Date. Each Credit Party acknowledges and agrees that the obligations of each Sponsor Party under this Agreement shall not be affected by any ruling or determination by any Authority or any other Person that the Commercial Operations Date or the Project Completion Date has not been or may not be achieved due to force majeure, state of necessity, excessive hardship, impracticability and impossibility or any other reason whatsoever.

5.10 Specific Argentine Law Waivers. Without limiting the generality of any other provision of this Agreement, the Sponsor Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all rights and benefits set forth in Articles 1584 (Excepciones al beneficio de excusión), 1583 (Beneficio de excusión) the first paragraph of 1585 (Beneficio de excusión en caso de coobligados), 1586 (Subsistencia del plazo), 1587 (Defensas) (other than with respect to defenses or motions based on documented payment (pago)), 1588 (Efectos de la sentencia), 1589 (Beneficio de división), 1592 (Subrogación) (subject to the terms of this Agreement), 1594 (Derechos del fiador), 1595 (Subrogación) (subject to the terms of this Agreement), 1596 (Causales de extinction), 1597 (Novación) and 1598 (Evicción) of the Argentine Civil and Commercial Code. Furthermore, the Sponsor Guarantor hereby waives the right to request the termination of this Guarantee Agreement for any of the events set forth in items (b), (c) and (d) of Article 1596 (Causales de extinción) of the Argentine Civil and Commercial Code.

5.11 Consent. The Sponsor Guarantor hereby irrevocably consents that from time to time, and without further notice to or consent of the Sponsor Guarantor, any Secured Party may take any or all of the following actions without affecting or impairing the Guarantee or any of the Sponsor Guarantor’s obligations under this Agreement:

(a) extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(b) release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c) release the Security or exchange, surrender, realize upon or otherwise deal with the Security as the Secured Parties may determine in their sole discretion;

(d) exercise or refrain from exercising any of its rights or remedies under this Agreement, any other Transaction Document or under law or equity; and

(e) act or fail to act in any manner which may deprive the Sponsor Guarantor of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

5.12 Absolute Guarantee. The Guarantee is absolute and unconditional and will not be affected or impaired by:

(a) any failure of the Borrower or any Sponsor Party to comply with any requirement of any law, regulation or order;

(b) the dissolution of the Borrower or the Sponsor;

(c) the liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Sponsor Guarantor;

(d) any purported or actual assignment of any Senior Loan or any part thereof by any Secured Party to any other Person;

(e) the Common Terms Agreement, the Senior Loan Agreements, any other Transaction Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect;

(f) the occurrence of the Change in Corporate Form; or

(g) any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Sponsor Guarantor or any other guarantor or surety other than payment in full in cash or immediately available funds of the Guaranteed Obligations.

5.13 Additional Security. This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by the Offshore Collateral Agent or the Secured Parties, nor is nor will any such collateral or other security held by the Offshore Collateral Agent or the Secured Parties or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

5.14 Non-Competition.

(a) Until the Release Date, the Sponsor Guarantor shall not in respect of any amounts that have become payable or have been paid by the Sponsor Guarantor pursuant to Section 4.01(a) (Guarantee), seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Sponsor Guarantor against the Borrower or any other guarantor of the Guaranteed Obligations, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

(b) The Sponsor Guarantor shall hold in trust for, and forthwith pay or transfer to, the Secured Parties any payment or distribution or benefit of security received by it contrary to clause (a) of this Section 4.14.

(c) Upon the Release Date, (i) the Sponsor Guarantor, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of the Secured Parties against the Borrower pursuant to the Common Terms Agreement, the Senior Loan Agreements and the other Transaction Documents; and (ii) the Secured Parties shall, if requested by the Sponsor Guarantor and at the expense of the Sponsor Guarantor, execute and deliver to the Sponsor Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Sponsor Guarantor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

5.15 Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Sponsor Guarantor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with any Secured Party in respect of any amounts owing to the Sponsor Guarantor by the Borrower on any account whatsoever, but instead shall give such Secured Party the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

5.16 Appropriation and Application of Monies. Until the Termination Date, the Secured Parties (or any trustee, agent or other Person acting on its behalf) may:

(a) refrain from enforcing any other monies, security or rights held or received by the Secured Parties (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Sponsor Guarantor shall not be entitled to the benefit of the same; and

(b) hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Sponsor Guarantor or such other Person or Persons as it determines in its sole discretion or in a suspense account.

5.17 Reinstatement.

(a) The Guarantee will be automatically reinstated at any time prior to the second anniversary of the Termination Date, if and to the extent that for any reason any payment made prior to the Termination Date by or on behalf of the Borrower or the Sponsor Guarantor in respect of the Guaranteed Obligations, is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, the Sponsor Guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, the Sponsor Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

(b) The Secured Parties (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to clause (a) of this Section 4.17.

Section 6. Assignment and Grant of Security Interest by the Sponsor Parties. Until the Release Date, as security for the payment, in full in cash when due, whether at stated maturity, by acceleration or otherwise of the Secured Party Indebtedness, each Sponsor Party hereby assigns, transfers and sets over to the Offshore Collateral Agent for the benefit of the Secured Parties, and grants to the Offshore Collateral Agent for the benefit of the Secured Parties, a security interest granted pursuant to the Onshore Trust Agreement or a first priority security interest, as applicable, in, and lien on, all of such Sponsor Parties’ right, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising (the “Sponsor Party Security”):

(a) in respect of any Expropriation Event:

(i) all rights of each Sponsor Party to receive any indemnity, warranty, guaranty, liquidated damages or any other payments arising out of or in connection with any Expropriation Event;

(ii) all claims of any Sponsor Party for damages arising out of or in connection with any Expropriation Event, including, inter alia, claims brought or that may be brought by or on behalf of any Sponsor Party in respect of its direct or indirect ownership of Share Capital of the Borrower, whether pursuant to any investment protection treaty or otherwise; and

(iii) all rights of each Sponsor Party to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action in respect of any Expropriation Event, as well as all the rights, powers and remedies on the part of each Sponsor Party, whether arising under any contract or by statute or at law or in equity or otherwise, arising out of or in connection with any Expropriation Event;

(b) in respect of this Agreement:

(i) all present and future claims or causes of action of the Borrower arising out of or for breach of or default under this Agreement;

(ii) all rights of the Borrower to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of any Equity Contribution; and

(iii) all rights, powers and remedies on the part of the Borrower whether arising under this Agreement, by statute or at law or in equity or otherwise, arising out of any default thereunder; and

(c) all Security Proceeds and products of any and all of the foregoing.

Section 7. Share Retention Obligations.

7.01 Share Retention Undertaking.

Except as otherwise consented to in writing by each Senior Lender (such consent not to be unreasonably withheld), ownership and Control of the Borrower and of the Sponsor Party Subordinated Loans shall be maintained as follows:

(a) Until the Project Completion Date, (i) the Sponsor Guarantor shall maintain (A) directly or indirectly, at least seventy percent (70%) beneficial ownership of the Borrower; (B) directly or indirectly, at least seventy percent (70%) beneficial ownership of the outstanding Sponsor Party Subordinated Loans; and (C) Control of the Borrower; and (ii) the Sponsor shall maintain (A) directly, ninety-five percent (95%) beneficial ownership of the Borrower; and (B) Control of the Borrower.

(b) After the Project Completion Date, (i) the Sponsor Guarantor shall maintain (A) directly or indirectly, at least fifty and one tenth percent (50.1%) beneficial ownership of each of the Borrower and the Sponsor; (B) directly or indirectly, at least fifty and one tenth percent (50.1%) beneficial ownership of the outstanding Sponsor Subordinated Loans; and (C) Control of each of the Borrower and the Sponsor; and (ii) the Sponsor shall maintain Control of the Borrower.

(c) No Shareholder shall make any direct or indirect Transfer of Share Capital of the Borrower or any Sponsor Party Subordinated Loan unless each of the following conditions is satisfied (such Transfer, a “Permitted Transfer”):

(i) such Transfer is to a Person who (A) has provided information as is necessary for the Senior Lenders to ensure such Person is in compliance with all applicable terrorism and money-laundering laws, the Patriot Act, “know your customer” rules and regulations and the Senior Lenders’ reputational and integrity requirements; (B) is not, at the time of the proposed Transfer, the subject of a public investigation, grand jury indictment, a proceeding, an information, a complaint, or any other instrument or pleading filed or issued by any Authority charging corruption, fraud, collusion, coercion, money laundering or the financing of terrorism; (C) has not been found or adjudicated guilty, convicted or sentenced with respect to corruption, fraud, collusion, coercion, money laundering or the financing of terrorism, regardless of whether such determination of guilt, conviction or sentence results from a plea of guilty or nolo contendere or any other plea by such Person with respect to corruption, fraud, collusion, coercion, money laundering or the financing of terrorism; (D) has neither threatened in writing nor is otherwise a party to, any claim, action, suit, litigation or proceeding against any Senior Lender; and (E) is not organized in and does not have a primary place of business in any jurisdiction on the Organisation for Economic Co-operation and Development (OECD) tax haven blacklist or the Financial Action Task Force (FATF) money laundering list of non-co-operative countries and territories (or any successor list replacing any of the aforementioned lists);

(ii) such Transfer is to a Person who is not a Restricted Party;

(iii) such Transfer is to a Person who undertakes to enter, and enters as a condition to such Transfer becoming effective, into an Accession Agreement to this Agreement;

(iv) in the case of a direct Transfer of Share Capital of the Borrower, such Transfer is to a Person who undertakes to enter, and enters as a condition to such Transfer becoming effective, into a share pledge agreement substantially in the form of the Share Pledge Agreement;

(v) in the case of a Transfer of Sponsor Party Subordinated Loan, such Transfer is to a Person who undertakes, and undertakes as a condition to such Transfer becoming effective, to take any actions reasonably necessary to ensure that all rights arising out of such Sponsor Party Subordinated Loan are and shall remain subject to the Security; and

(vi) no Potential Event of Default or Event of Default has occurred and is continuing at the time of such Transfer or would result from such Transfer.

(d) Nothing contained in this Section 6.01 shall in any way (i) adversely affect the security interest over the Share Capital of the Borrower created in favor of the Secured Parties pursuant to the Share Pledge Agreement; or (ii) adversely affect, reduce or modify in any way the obligations of the Shareholders under the Financing Documents.

(e) Notwithstanding anything to the contrary, no indirect Transfer of Share Capital in the Borrower shall be subject to the requirements of Sections 6.01(c)(i), (ii) and (vi) to the extent that such Transfer (i) occurs as a result of a direct Transfer of Share Capital of the Sponsor Guarantor on any nationally or internationally recognized stock exchange and so long as the identification of the relevant transferee is not publicly available or may not be obtained pursuant to applicable law; or (ii) is in respect of not more than five percent (5%) of the Share Capital of the Borrower.

(f) Any Prohibited Transfer made or attempted shall be void ab initio. The parties hereto agree that any breach of the provisions of this Section 6 by any Shareholder or the Borrower shall cause irreparable injury to the interests of the Secured Parties for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto. Accordingly, the parties hereto agree that, to the extent permitted by applicable law, the Senior Lenders may enforce the provisions of this Section 6 by specific performance or injunctive relief.

(g) Each Shareholder and the Borrower hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of the obligation of such Shareholder or the Borrower to retain its Share Capital of the Borrower under this Agreement by the Senior Lenders, or the Borrower or for any of their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of the Borrower’s assets under the bankruptcy, insolvency or similar laws of any jurisdiction to which the Borrower or its assets are subject.

7.02 Restrictions on Share Transfer Recordation - Notice of Transfers. Each of the Borrower and the Shareholders covenants with the Senior Lenders that, for so long as the provisions of Section 6.01 (Share Retention Undertaking) are in force and effect:

(a) to the extent permitted by applicable law, it shall not recognize any purported Transfer of any of the Borrower’s Share Capital or the Share Capital in any Shareholder owned by it (other than in a transaction in favor of the Secured Parties) unless such Transfer is not in violation of Section 6.01 (Share Retention Undertaking) of this Agreement or authorized in writing by the Senior Lenders; and

(b) it shall notify the Senior Lenders promptly upon receipt of any request to register or record any Transfer of the Share Capital of the Borrower or any other transaction in respect of the Share Capital of the Borrower, together with the details of such request, to the extent that such Transfer or other transaction would be inconsistent with the provisions of Section 6.01 (Share Retention Undertaking).

7.03 Notification of Transfer Restrictions and Exercise of Rights. The restrictions imposed under this Section 6 shall be recorded in the share registry of the Borrower or the Sponsor, as applicable, and noted on the share certificates issued by the Borrower or the Sponsor, as applicable.

Section 8. Shareholders Agreement.

(a) Each Sponsor Party represents and warrants that, as of the date hereof, no Shareholders Agreement is in effect.

(b) Each Sponsor Party undertakes that, for so long as it directly or indirectly holds or owns any Share Capital of the Borrower, it shall not, without the prior written consent of the Senior Lenders, enter into any Shareholders Agreement.

(c) To the extent the Senior Lenders consent to the Sponsor Parties entering into a Shareholders Agreement, each Sponsor Party undertakes that, for so long as it directly or indirectly holds or owns any Share Capital of the Borrower, it shall not, without the prior written consent of the Senior Lenders, consent to any material supplement, restatement, extension, novation, material amendment or other material modification of such Shareholders Agreement, assign or otherwise transfer any of its rights under such Shareholders Agreement (except pursuant to a Security Document or in connection with a Transfer permitted hereunder), terminate, cancel or suspend its performance under such Shareholders Agreement, or consent to any termination, cancellation or suspension of performance under such Shareholders Agreement.

(d) Each Shareholder expressly and irrevocably (i) waives its pre-emptive rights, right of first refusal and tag-along rights set forth in any Shareholders Agreement and as granted pursuant to applicable law, if and solely to the extent that any such right arises as the result of the Secured Parties acting in accordance with the terms of any Security Document (including, without limitation, any transfer of any Share Capital of the Borrower to the Secured Parties or their respective designee(s) or assignee(s) pursuant to the exercise of any remedies under any Security Document); and (ii) covenants not to exercise any rights under such Shareholders Agreement and pursuant to applicable law, to the extent that the exercise of such rights may conflict with this Agreement. Each Shareholder further expressly acknowledges and consents in all respects to the waivers and agreements of the other Shareholders set forth in the preceding sentence.

Section 9. Covenants. Each of the Shareholders and the Sponsor Parties, as applicable, covenants and agrees that, in each case until such time as is specified below:

9.01 Corporate Existence. Until the Project Completion Date, each Sponsor Party shall maintain its corporate existence.

9.02 Compliance with Laws; Taxes. Until the Project Completion Date, each Shareholder shall (a) conduct its business in compliance with all applicable requirements of law; and (b) file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it except where the failure to so conduct its business or to pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

9.03 Authorizations. Each Shareholder shall obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement (a) to enable it to perform its obligations under this Agreement; or (b) for the validity or enforceability of this Agreement.

9.04 Accounting and Financial Management. Until the Project Completion Date, the Sponsor Guarantor shall maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Sponsor Guarantor and the results of its operations in conformity with the Sponsor Guarantor Accounting Standards.

9.05 Security; Further Assurances.

Each Shareholder shall, at its own expense, from time to time, take or cause to be taken such actions as may be necessary in the reasonable judgment and at the request of any Secured Party to preserve and protect the rights granted by it in favor of such Secured Party pursuant to and in accordance with this Agreement.

9.06 Financial Ratios. Until the Project Completion Date (and to the extent the Sponsor has delivered an undertaking in respect of VAT Facility Liabilities, Project Documents Liabilities or Serial Defect Liabilities, pursuant to Section 2.02(b),(c) or (d), until such liabilities, as applicable, have been paid in full, in form and substance satisfactory to the Senior Lenders), the Sponsor Guarantor shall:

(a) maintain a Leverage Ratio of (i) until (and including) December 31, 2018, not more than 4.00:1.00; and (ii) thereafter, not more than 3.5:1.00; and

(b) maintain an Interest Coverage Ratio of not less than 2.00:1.00.

9.07 Consolidated PP&E. Until the Project Completion Date, the Sponsor Guarantor shall maintain a Consolidated PP&E of not less than eighty percent (80%) of its Consolidated PP&E as of June 30, 2017.

9.08 Financial Statements. Until the Project Completion Date (and to the extent the Sponsor has delivered an undertaking in respect of VAT Facility Liabilities, Project Documents Liabilities or Serial Defect Liabilities, pursuant to Section 2.02(b),(c) or (d), until such liabilities, as applicable, have been paid in full, in form and substance satisfactory to the Senior Lenders) the Sponsor Guarantor shall deliver to the Senior Lenders:

(a) as soon as available, but, in any event within sixty (60) days after the end of each fiscal quarter of each Financial Year, two (2) copies of the Sponsor Guarantor’s complete unaudited financial statements for such quarter prepared, on an unconsolidated basis and on a Consolidated Basis, in accordance with Sponsor Guarantor’s Accounting Standards, certified by the Sponsor Guarantor’s chief financial officer including with respect to compliance with the financial ratios set forth in Section 8.06 (Financial Ratios) and Section 8.07 (Consolidated PP&E); and

(b) as soon as available but, in any event, within one hundred twenty (120) days after the end of each Financial Year, two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared, on an unconsolidated basis and on a Consolidated Basis, in accordance with the Accounting Standards, together with an unqualified opinion by the Auditors in respect of such audited financial statements and certified by the Sponsor Guarantor’s chief financial officer including with respect to compliance of the financial ratios set forth in Section 8.06 (Financial Ratios) and Section 8.07 (Consolidated PP&E), all in form satisfactory to the Senior Lenders. In the event that such opinion by the Auditors is qualified and in respect of any of the financial ratios required to be calculated and maintained by the Sponsor Guarantor under this Agreement, the Sponsor Guarantor shall provide a revised calculation of such financial ratios taking into account such qualifications in such revised calculation of the financial ratios, which, if satisfactory to the Senior Lenders, shall be the basis to confirm compliance or non-compliance by the Sponsor Guarantor with the financial ratios.

9.09 Listing. Until the Project Completion Date, the Sponsor Guarantor shall remain a publicly listed company on the Bolsa de Comercio de Buenos Aires (or any other entity that may replace it or supersede it in the future).

9.10 PPA Performance Bond. Until the Termination Date, the Sponsor and the Sponsor Guarantor shall cause the Garant’a de Cumplimiento de Contrato (as defined in the PPA) to be in the form, amount and tenor required under and otherwise in accordance with the PPA.

9.11 Land Rights. Until the Release Date, none of the Sponsor Parties shall cause or authorize, or consent to, amend or waive, without the Senior Lenders’ consent, the terms of the Land Rights.

9.12 Bankruptcy; Insolvency; Winding Up. No Shareholder or any Sponsor Party shall take any corporate action or any other legal steps or commence any legal proceedings seeking a reorganization, moratorium, bankruptcy, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any part of the Project or the Borrower or for the winding up, dissolution or re-organization of the Borrower or of any or all of the Borrower’s Property, except as required by applicable law.

9.13 Sanctionable Practices. Each of the Shareholders and the Sponsor Parties covenants as to itself that neither it nor any of its Restricted Affiliates, nor any Person acting on its or their behalf, shall engage in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice. Each of the Shareholders further covenants as to itself that should the Senior Lenders notify any Shareholder of its concern that there has been a violation of the provisions of this Section 8.13, such Shareholder, as the case may be, shall cooperate in good faith with the Senior Lenders and their representatives in determining whether such a violation has occurred, and shall promptly respond and in reasonable detail to any notice from the Senior Lenders, and shall furnish documentary support for such response upon the Senior Lenders’ request.

9.14 UN Security Council Resolutions. No Shareholder or any Sponsor Party shall enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

9.15 Prohibited Activities. No Shareholder or any Sponsor Party shall engage (and shall not authorize or permit any Restricted Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, in any Prohibited Activity.

Section 10. Representations and Warranties. Each of the Shareholder and the Sponsor Parties, as applicable, hereby makes, with respect to itself, the representations and warranties contained in this Section 9 for the benefit of the Secured Parties, in each case until such time as is specified below, which shall survive the execution and delivery of this Agreement and the making of the Disbursements. Each such representation and warranty shall be deemed made as of the date hereof and each Disbursement date.

Section 11.

11.01 Organization and Authority. Such Shareholder is an entity duly organized and validly existing under the laws of Argentina, and has the corporate power to conduct its business as currently conducted and to enter into, and perform its obligations under, this Agreement.

11.02 Validity. This Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

11.03 No Conflict. Neither the execution and delivery by such Shareholder of this Agreement nor the performance by it of such Shareholder’s obligations under this Agreement conflicts or will conflict with or results or will result in any breach of any of the terms, conditions or provisions of, or violates or will violate or constitutes or will constitute a default under or requires or will require any consent under any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of such Shareholder’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Shareholder.

11.04 Status of Authorizations.

(a) All Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly obtained or granted and are in full force and effect.

(b) No foreign exchange control approvals or other Authorizations are required to ensure the availability of Dollars to enable the Sponsor Guarantor to perform all of its obligations under each Financing Document to which it is a party in accordance with the terms thereof. There are no material restrictions or requirements that limit the availability or transfer of foreign exchange for the purpose of the performance by the Sponsor Guarantor of its obligations under this Agreement or any other Financing Document to which it is a party.

11.05 No Immunity. Neither such Shareholder nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement.

11.06 Disclosure. All documents, reports or other written information pertaining to any such Shareholder or the Project that have been furnished to any Secured Party by or on behalf of such Shareholder, including: (i) the Financing Documents to which such Shareholder is a party, including the exhibits and schedules attached thereto; and (ii) all other information relating to such Shareholder or the Project provided by such Shareholder to any Secured Party, were and continue to be true and accurate and do not contain any information which is misleading in any material respect nor do they omit any information the omission of which makes the information contained in it misleading in any material respect.

11.07 Financial Statements. The financial statements of such Sponsor Party for the period ending on December 31, 2016:

(a) have been prepared in accordance with the Accounting Standards or the Sponsor Guarantor Accounting Standards and give a true and fair view of the financial condition of such Sponsor Party as of the date they were prepared and the results of such Sponsor Party’s operations during the period then ended; and

(b) disclose all liabilities (contingent or otherwise) of such Sponsor Party, the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by such Sponsor Party (whether or not such commitments have been disclosed in such financial statements).

11.08 Taxes. All tax returns and reports of such Shareholder required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon such Shareholder, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld within the time period allowed without incurring penalties except any Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with the Accounting Standards or the Sponsor Guarantor Accounting Standards, as applicable.

11.09 Litigation.

(a) Except as disclosed in the latest financial statements and reports of the Sponsor Guarantor filed with the Comisión Nacional de Valores and/or the Bolsa de Comercio de Buenos Aires, as of the date hereof, no Shareholder is engaged in, any litigation, arbitration, administrative proceedings, or criminal or regulatory investigation and, to the best of its knowledge, after due inquiry, no judgment or order has been issued against it or any of its assets.

(b) As of any date after the date hereof, except as disclosed in the latest financial statements and reports of the Sponsor Guarantor filed with the Comisión Nacional de Valores and/or the Bolsa de Comercio de Buenos Aires, such Shareholder is not engaged in any litigation, arbitration, administrative proceedings, or criminal or regulatory investigation and, to the best of its knowledge after due inquiry, no judgment or order has been issued against it or any of its assets, in each case which has had or may reasonably be expected to have, a Material Adverse Effect.

11.10 Share Capital.

(a) All Share Capital of the Borrower has been duly authorized, validly issued, fully paid for in cash consideration and is non-assessable.

(b) As of the date hereof:

(i) the Share Capital of the Borrower is owned by the following Persons and in the following percentages:

CP Renovables S.A.	100%

(ii) the Share Capital of the Sponsor is owned by the following Persons and in the following percentages:

Central Puerto S.A.	70.89%
Guillermo Pablo Reca	29.11%

11.11 Sanctionable Practices. No Shareholder or any Sponsor Party, nor any of its Restricted Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

11.12 UN Security Council Resolutions. No Shareholder or any Sponsor Party has entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

11.13 Conversion. Upon the Change in Corporate Form becoming effective, the obligations of the Borrower under the Transaction Documents will not be affected or impaired.

Section 12. Secured Parties Reliance.

(a) Each of the Shareholders and each of the Sponsor Parties acknowledges that it makes the representations in Section 9 (Representations and Warranties) with the intention of inducing the Secured Parties to enter into the Financing Documents on the basis of, and in full reliance on, each of such representations.

(b) Each of the Shareholders and each of the Sponsor Parties warrants to the Secured Parties that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

Section 13. Rights and Remedies not Limited. The Secured Parties’ rights and remedies in relation to any misrepresentation or breach of warranty on the part of any of the Shareholders are not prejudiced:

(a) by any investigation by or on behalf of any Secured Party into the affairs of any Shareholder;

(b) by the execution or the performance of this Agreement; or

(c) by any other act or thing which may be done by or on behalf of any Secured Party in connection with this Agreement and which might, apart from this Section 11, prejudice such rights or remedies.

Section 14. Miscellaneous.

14.01 Remedies and Waivers. No failure or delay by any Secured Party in exercising any power, remedy, discretion, authority or other right under this Agreement shall waive or impair that or any other right of such Secured Party. No single or partial exercise of such a right shall preclude its additional or future exercise. All waivers or consents given under this Agreement shall be in writing. No such waiver shall waive any other right under this Agreement.

14.02 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder shall be provided pursuant to Section 7.02 (Notices) of the Common Terms Agreement, which Section is incorporated as if set forth herein. All notices to the Shareholders shall be provided to their respective addresses (which is also their respective principal place of business) unless otherwise indicated below or by notice pursuant to this Section 12.02 as follows:

For the Sponsor and Shareholder:

Av. Tomas Edison 2701
Ciudad de Buenos Aires
Argentina
Attention: Fernando Bonnet/Jose Manuel Pazos
Alternative address for communications by facsimile: 54 11 4317-5000
Alternative address for communications by electronic mail:
Fernando.bonnet@centralpuerto.com /notificaciones-tesoreria@centralpuerto.com/Jose.Pazos@centralpuerto.com

For the Sponsor Guarantor and Shareholder:

Av. Tomas Edison 2701
Ciudad de Buenos Aires
Argentina
Attention: Fernando Bonnet/Jose Manuel Pazos
Alternative address for communications by facsimile: 54 11 4317-5000
Alternative address for communications by electronic mail:
Fernando.bonnet@centralpuerto.com / notificaciones-tesoreria@centralpuerto.com / Jose.Pazos@centralpuerto.com

For the Offshore Collateral Agent
Citibank, N.A.
3800 Citigroup Center Drive
Tampa, FL 33610-9122 Attn: Kelvin Vargas / Karen Abarca
Email: kelvin.l.vargas@citi.com / karen.abarca@citi.com

14.03 English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to the Senior Lenders certified by a representative of the Shareholders which translation shall be the governing version between the Shareholders and the Senior Lenders.

14.04 Fees and Expenses. The Shareholders shall pay or reimburse each Secured Party, or as each such Secured Party may direct, the duly documented costs and expenses incurred by such Secured Party in relation to the enforcement or protection of its rights against any Shareholder under this Agreement, including legal and other professional fees and any taxes, duties, fees or other charges payable by each such Secured Party.

14.05 Amendments, Waivers and Consents.

(a) No provision of this Agreement may be amended, supplemented, modified or waived, except by a written instrument signed by the Senior Lenders, the Offshore Collateral Agent and the Shareholders (but only the Shareholder which is a party thereto).

(b) Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 12.05(a) above shall be binding upon the Borrower, the Shareholders, the Senior Lenders and the Offshore Collateral Agent.

14.06 Successors and Assigns.

(a) This Agreement and the other Financing Documents bind and benefit the respective successors and assignees of the parties hereto. However, neither the Borrower nor any Shareholder may assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior consent of the Senior Lenders, except as contemplated by Section 6 (Share Retention Obligations). Any purported assignment in violation of this provision shall be void ab initio.

(b) Each Senior Lender may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and any other Financing Document (including by granting of participations) in accordance with the provisions of the Common Terms Agreement and its respective Loan Agreement; provided that if (i) any such sale, transfer, assignment, novation or other disposition would increase the cost of compliance by the Borrower under Sections 2.11 (Increased Costs), 2.15 (Taxes) or 2.17 (Illegality) of the Common Terms Agreements in excess of any such cost of compliance had such sale, transfer, assignment, novation or other disposition not taken place, (ii) the Borrower has provided evidence satisfactory to the Senior Lenders of such cost increase and (iii) no Potential Event of Default or Event of Default has occurred and is continuing, then the Borrower shall have the right to prepay the Senior Loans in full without penalty or premium.

14.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

14.08 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability, but that shall not invalidate the remaining provisions of this Agreement or affect such provision in any other jurisdiction.

14.09 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.10 Applicable Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of the Secured Parties, each of the Borrower, the Sponsor Parties and the Shareholders irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York, or in the courts of the State of New York located in the Borough of Manhattan, in any legal action, suit or proceeding arising out of or relating to this Agreement, and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c) For the exclusive benefit of the Secured Parties, each of the Borrower, the Sponsor Parties and the Shareholders irrevocably also submits to personal jurisdiction of any such court in any such action, suit or proceeding. Final judgment against each of the Borrower or the Shareholders in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction subject to applicable law, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d) The parties acknowledge and agree that:

(i) no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law;

(ii) no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IDB of any privilege, immunity or exemption of IDB granted the Agreement Establishing the Inter-American Development Bank, international conventions or applicable law; and

(iii) no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IIC of any privilege, immunity or exemption of IIC granted the Agreement Establishing the Inter-American Investment Corporation, international conventions or applicable law.

(e) Each of the Borrower, the Sponsor Parties and the Shareholders irrevocably designates, appoints and empowers Cogency Global Inc. with offices at 10 E. 40th St, 10th Floor, New York, NY 10016, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Finance Party may bring in the State of New York in respect of this Agreement.

(f) As long as this Agreement remains in force, each of the Borrower, the Sponsor Parties and the Shareholders shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Secured Party may bring in New York, New York, United States of America, with respect to this Agreement. Each of the Borrower, the Sponsor Parties and the Shareholders shall keep each Secured Party advised of the identity and location of such agent.

(g) Each of the Borrower, the Sponsor Parties and the Shareholders also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, such Sponsor Party or such Shareholder, at its address specified pursuant to Section 12.02 (Notices). In such a case, the Secured Parties shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower, such Sponsor Party or such Shareholder.

(h) Service in the manner provided in Sections 12.10(e), (f) and (g) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower, such Sponsor Parties and such Shareholders for all purposes of any such action, suit or proceeding.

(i) Each of the Borrower, the Sponsor Parties and the Shareholders irrevocably waives to the fullest extent permitted by applicable law:

(i) its right of removal of any matter commenced by any of the Secured Parties in the courts of the State of New York to any court of the United States of America; and

(ii) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against it by any of the Secured Parties.

(j) To the extent that the Borrower, any Sponsor Party or any Shareholder may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement, or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower, such Sponsor Party and such Shareholder irrevocably agree not to claim and irrevocably waive such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k) Each of the Borrower, the Sponsor Parties and the Shareholders hereby acknowledges that IIC and IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IIC and IFC in any court of the United States of America. Each of the Borrower, the Sponsor Parties and the Shareholders hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against any Senior Lender in any forum in which such Senior Lender is not entitled to immunity from a trial by jury.

(l) To the extent that any of the Borrower, the Sponsor Parties or the Shareholders may, in any action, suit or proceeding brought in any of the courts referred to in Section 12.10(b) above or a court the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower, any Sponsor Party or any Shareholder is a party, be entitled to the benefit of any provision of law requiring a Secured Party in such action, suit or proceeding to post security for the costs of the Borrower, such Sponsor Party or such Shareholder, or to post a bond or to take similar action, the Borrower, such Sponsor Party or such Shareholder hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

14.11 No Third Party Beneficiaries. The covenants contained herein are made solely for the benefit of the parties hereto, and the successors and assigns of such parties, and shall not be construed as having been intended to benefit any third party (except for the Secured Parties) not a party to this Agreement.

14.12 Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of the obligations of any Shareholder or Sponsor Party pursuant to Section 2 (Equity Contributions and Support Obligations of the Sponsor Parties) and Section 12.04 (Fees and Expenses), or any part thereof, pursuant to applicable law, are rescinded, reduced, restored or returned in any amount or must otherwise be restored or returned by any Secured Party and, if the obligations shall have previously been paid in full, such rescission, reduction, restoration or return results in the obligations no longer being paid in full. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned and this Agreement shall remain in full force and effect until the payment in full of such obligations.

14.13 Offshore Collateral Agent. The Offshore Collateral Agent shall be entitled to all of the rights, protections and indemnities set forth in the Offshore Accounts Agreement, as if specifically set forth herein.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

CP ACHIRAS S.A.U.,
as Borrower

By: ________________________
Name:
Title:

CP RENOVABLES S.A.,
as Sponsor and Shareholder

By: ________________________
Name:
Title:

CENTRAL PUERTO S.A.,
as Sponsor Guarantor and Shareholder

By: ________________________
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, as Senior Lender

By: ________________________
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK

By: ________________________
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS

By: ________________________
Name:
Title:

INTERNATIONAL FINANCE CORPORATION, as Senior Lender

By: ________________________
Name:
Title:

CITIBANK, N.A., as Offshore Collateral Agent

By: ________________________
Name:
Title:

EXHIBIT A
Form of Accession Agreement

To:
[Insert full names of each party to the Guarantee and Sponsor Support Agreement]

THIS ACCESSION AGREEMENT (this “Accession Agreement”) is made on [date] (the “Effective Date”) by [acceding Shareholder] (the “Acceding Party”) in relation to (i) the Sponsor Support and Share Retention Agreement (the “Guarantee and Sponsor Support Agreement”) dated February 22, 2018, among, inter alios, the Borrower, the Shareholders, the Senior Lenders and the Offshore Collateral Agent; and (ii) the Common Terms Agreement dated January 17, 2018, among, inter alios, the Borrower and the Senior Lenders. Terms defined in the Guarantee and Sponsor Support Agreement shall bear the same meanings when used in this Accession Agreement.

In consideration of the Acceding Party qualifying as a Shareholder for the purposes of the Guarantee and Sponsor Support Agreement, the Acceding Party hereby confirms that, as from the Effective Date, it intends to be party to the Guarantee and Sponsor Support Agreement as a Shareholder, undertakes to perform all of the obligations expressed in the Guarantee and Sponsor Support Agreement to be assumed by a Shareholder and agrees that it shall be bound by all of the provisions of the Guarantee and Sponsor Support Agreement, as if it had been an original party to the Guarantee and Sponsor Support Agreement; provided that such Acceding Party shall not accede to the obligations set forth in Section 2 (Equity Contributions and Support Obligations of the Sponsor Parties) and Section 4 (Guarantee) of the Guarantee and Sponsor Support Agreement, which shall remain obligations of the Sponsor or Sponsor Guarantor, as applicable.

As of the Effective Date, [acceding Shareholder] makes the representations set out under Section 9 (Representations and Warranties) of the Guarantee and Sponsor Support Agreement in respect of itself.

The address, fax number and attention details for notices in respect of the Acceding Party for the purposes of Section 12.02 (Notices) are identified with its name below.

This Accession Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Agreement.

This Accession Agreement and all non-contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.

Exh A-1

IN WITNESS WHEREOF, this Accession Agreement has been signed on behalf of the Acceding Party and executed as a deed by the Acceding Party and is delivered on the Effective Date.

[ ],

as Shareholder

By: _____________________________
Name:
Title:

Address, Fax Number and Attention Details for Notices:

[_______________]

Acknowledged and agreed by the Offshore Collateral Agent

CITIBANK, N.A.

as Offshore Collateral Agent

By: _____________________________
Name:
Title:

Exh A-2

EXHIBIT B

Form of [PPA Delay Penalties] [VAT Facility][Project Document Liabilities] [Serial Defect] Coverage Notice

[SPONSOR GUARANTOR LETTERHEAD]
[DATE]
[NAME OF LENDERS]
[ADDRESSES]

[PPA Delay Penalties][VAT Facility][Project Document Liabilities][Serial Defect] Coverage Notice

Dear Sirs:

1.             Reference is made to the Guarantee and Sponsor Support Agreement dated February 22, 2018 among CP Achiras S.A.U. (the Borrower), CP Renovables S.A. (the Sponsor), Central Puerto S.A. (the Sponsor Guarantor), Inter-American Investment Corporation (IIC), International Finance Corporation (IFC and together with IIC, the Lenders), and the other parties thereto (the GSSA). Terms defined in the GSSA have their defined meanings wherever used in this document.

[2.           As of the date hereof and at all times hereafter, the Sponsor Guarantor hereby irrevocably and unconditionally covenants to make Equity Contributions to the Borrower in the amounts calculated pursuant to Section 2.02(a)(vi)(B) (PPA Delay Penalties) (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of the GSSA) in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) of the GSSA.]1

[2.             For purposes of satisfying the condition set forth in clause (xi) of the definition of Project Completion Date, as of the date hereof and at all times hereafter, the Sponsor Guarantor hereby irrevocably and unconditionally covenants to make, within three (3) Business Days of receipt of a notice from the Borrower or any Senior Lender stating that payment of any VAT Liability is being demanded from the Borrower by the provider of the Galicia VAT Loan, Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of the GSSA) in an amount equal to the VAT Facility Liabilities specified in such notice in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) of the GSSA.]2

1 To be used for PPA Delay Penalties.
2 To be used for VAT Liabilities.

Exh B-1

[2.             For purposes of satisfying the condition set forth in clause (xiii) of the definition of Project Completion Date, as of the date hereof and at all times hereafter, the Sponsor Guarantor hereby irrevocably and unconditionally covenants to make, no later than five (5) Business Days prior to the date any Project Document Liability is due and payable, Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of this Agreement) in an amount equal to the Project Document Liabilities that are due and payable in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) of the GSSA.]3

[2.             For purposes of satisfying the condition set forth in clause (ix) of the definition of Project Completion Date, as of the date hereof and at all times hereafter, the Sponsor Guarantor hereby irrevocably and unconditionally covenants to make, no later than five (5) Business Days prior to the date any Serial Defect Liability is due and payable (as notified by the Borrower or any Senior Lender, make Equity Contributions to the Borrower), Equity Contributions to the Borrower (in addition to the Base Equity Contributions and other Equity Contributions required to be made pursuant to any other provision of this Agreement) in an amount equal to the Serial Defect Liabilities that are due and payable in the manner contemplated by Section 2.03 (Mechanics for Funding Equity Contributions) of the GSSA.]4

3. This is a [VAT Facility][Project Document Liabilities][Serial Defect] Coverage Notice for all purposes under the GSSA and deemed to be a Financing Document.

4. Sections 12.04 (Fees and Expenses), 12.10 (Applicable Law and Jurisdiction) and 12.12 (Reinstatement) of the GSSA shall apply herein, mutatis mutandis, as if set out in this [VAT Facility][Project Document Liabilities][Serial Defect] Coverage Notice in full (and as if each reference therein “this Agreement”, “the Financing Documents” or “the Transaction Documents” were a reference to this [VAT Facility][Project Document Liabilities] [Serial Defect] Coverage Notice).

5. This [VAT Facility][Project Document Liabilities][Serial Defect] Coverage Notice may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

3 To be used for Project Document Liabilities.
4 To be used for Serial Defect Liabilities.

Exh B-2

Yours truly,

CENTRAL PUERTO S.A.

ACKNOWLEDGED AND AGREED:
INTER-AMERICAN INVESTMENT CORPORATION,

By: ________________________
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK

By: ________________________
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS

By: ________________________
Name:
Title:

INTERNATIONAL FINANCE CORPORATION, as Senior Lender

By: ________________________
Name:
Title:

cc: CP ACHIRAS S.A.U.

Exh B-3